Exhibit 23.1

Consent of Independent Auditors

Legacy Reserves LP
Midland, Texas

We hereby consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-174434 and 333-174488) and Form S-8 (No. 333-144586) of Legacy Reserves LP of our report dated February 27, 2013, relating to the statements of revenues and direct operating expenses of the COG 2012 Acquisition Properties for the year ended December 31, 2011 and the nine months ended September 30, 2012, which appears in this Form 8-K/A.

/s/ BDO USA, LLP

Houston, Texas
February 27, 2013